AMENDMENT NO. 1 TO EXCLUSIVE PLACEMENT AGENT AGREEMENT

This Amendment No. 1 to Exclusive Placement Agent Agreement (this “Amendment”), effective as of December 16, 2010, is entered into by and between Andrew Garrett, Inc. (the “Placement Agent”), Integrity Applications, Inc., a Delaware corporation (the “Company”), and A.D. Integrity Applications Ltd., an Israeli corporation and a wholly owned subsidiary of the Company (“Subsidiary”) and each of their respective successors and assigns.

RECITALS:

A.           The Placement Agent and the Subsidiary are parties to that certain Exclusive Placement Agent Agreement, dated September 1, 2009 (the “Original Agreement,” and, together with this Amendment, the “Agreement”.  Any capitalized term used but not otherwise defined herein shall have the meaning given to such term in the Original Agreement.

B.           Under the terms of the Original Agreement, the Placement Agent was entitled to receive certain fees, commissions and warrants for conducting a successful private placement of up to $12,500,000 of common stock (the “Private Placement”).

C.           Subsequent to entering the Original Agreement, (i) the Placement Agent conducted two bridge financings, the first consisting of $999,000 of senior secured promissory notes of the Subsidiary, (“First Bridge”) and the second consisting of $170,000 of junior subordinated promissory notes of the Subsidiary (“Second Bridge,” and together with the First Bridge, the “Bridge Financings”) and (ii) the Company, the Subsidiary and Integrity Acquisition Corp. Ltd (“Acquisition Sub”) completed a reverse triangular merger (the “Reorganization”) pursuant to which (a) Acquisition Sub merged with and into the Subsidiary and the Subsidiary became a wholly-owned subsidiary of the Company, (b) all of the shareholders and option holders of the Subsidiary became entitled to receive shares and options in the Company in exchange for their shares and options in the Subsidiary, and (c) following the Reorganization, the former equity holders of the Subsidiary were entitled to receive the same proportional ownership in the Company as they had in the Subsidiary prior to the Reorganization; and

D.           The Placement Agent, the Company and the Subsidiary have previously agreed to the terms of this Amendment, including the Subsidiary’s assignment of the Placement Agent Agreement to the Company, whereby the Company will assume all obligations of Subsidiary under the Original Agreement (defined below).

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual promises and other consideration set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           Assignment. The parties hereby agree and acknowledge that all rights and obligations under the Original Agreement, as amended by this Amendment, are hereby assigned to the Company. In furtherance of the foregoing, all references in the Original Agreement to the “Company” shall, after the date hereof, refer to Integrity Applications, Inc. rather than the A.D. Integrity Applications Ltd.

2.           Scope of Engagement.  Section 1 of the Original Agreement is hereby amended to include the following provisions:

a.
Bridge Financings. The Parties hereby agree and acknowledge that Placement Agent served as placement agent in connection with the Bridge Financings, and that such Bridge Financings are subject to the terms and conditions of the Agreement. Placement Agent and the Company acknowledge that Placement Agent has received all fees and expenses required to be paid under Section 3(a) and (b) of the Original Agreement in connection with the First Bridge and that all fees and expenses required to be paid under Section 3(a) and (b) relating to the Second Bridge shall be paid at the closing of the Private Placement.  In addition, the Placement Agent Warrants required to be issued pursuant to Section 4 of the Original Agreement in connection with the Bridge Financings shall be issued on the date that the Placement Agent Warrants required to be issued in connection with the closing of the Private Placement are issued.

b.
Private Placement.  As contemplated by Section 1, paragraph 2 of the Original Agreement, the Parties agreed to alter the terms of the transactions contemplated therein, including in Exhibit A thereto. The parties agree and acknowledge that the Private Placement described in the Private Offering Memorandum dated July 26, 2010, as supplemented from time to time, is subject to the terms and conditions of the Agreement.

c.	Engagement Term. The parties agree that the Placement Agent will continue as exclusive agent for the Private Placement through the final closing of the Private Placement.

3.           Placement Agent Warrants. For sake of clarity, all Placement Agent Warrants required to be issued pursuant to Section 4 of the Original Agreement shall be warrants to purchase the common stock of Integrity Applications, Inc.

4.           Section 6 of the Original Agreement. The parties agree and acknowledge that the reference to “$5,000,000” in the introductory sentence of Section 6 of the Original Agreement shall be replaced with “$2,500,000.” In addition, the parties agree and acknowledge that second sentence of Section 6(b) of the Original Agreement is hereby amended and restated in its entirety to read as follows “In the event the Company goes public, either by an Initial Public Offering, or by a reverse merger transaction, the Company agrees to hire a public relations firm, designated in the reasonable discretion of the Placement Agent, for a period of 12 months after the public event.”

5.           Section 9(a) of the Original Agreement. Section 9(a) of the Original Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

Upon the closing of the first $500,000 of Bridge Financings, the Placement Agent shall have the right to appoint one person as either a member of the Company’s Board of Directors or as an Observer to the Board of Directors to be compensated on the same basis as an outside Board member.  Upon the raising of at least $2,500,000 in the Private Placement, the Placement Agent shall have the right to appoint another person (for a total of two representatives) as either a member of the Company’s Board of Directors or as an Observer to the Board of Directors to be compensated on the same basis as an outside Board member.

6.           The Original Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms, and all references in the Original Agreement to “this Agreement” and words of similar import shall be deemed to mean the Original Agreement as so amended.

7.           Except for the specific amendments and other understandings set forth herein, this Amendment shall be subject to and controlled by the terms of the Original Agreement.  Except as expressly provided herein, all of the terms and conditions of the Original Agreement shall remain unchanged and in full force and effect.

8.           This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned parties has caused this Amendment to be duly executed as of the date first written above.

A.D. Integrity Applications Ltd.

Date: December 16, 2010	By:	/s/ Avner Gal
Avner Gal, CEO

Integrity Applications Inc.

Date: December 16, 2010	By:	/s/ Avner Gal
Avner Gal, CEO

Andrew Garrett, Inc.

Date: December 16, 2010	By:	/s/ Andrew Sycoff
Andrew Sycoff, CEO